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                                                                    EXHIBIT 16.1


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


April 16, 2002


Dear Sir/Madam:

We have read the first four (4) paragraphs and the last paragraph of Item 4 included in the Form 8-K/A dated April 16, 2002 of Advance Stores Company, Incorporated to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP


CMG

Copy to:
Mr. Jimmie L. Wade
President and Chief Financial Officer
Advance Stores Company, Incorporated